Exhibit (a)(5)(L)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL EXTENDS ITS TENDER OFFER

FOR ALL MATHSTAR (OTC: MATH.PK) COMMON SHARES

UNTIL 11:59 P.M., NEW YORK CITY TIME ON AUGUST 14, 2009

CHICAGO, Illinois, July 21, 2009—Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it is extending the expiration date of its tender offer for all MathStar (OTC: MATH.PK) common shares at $1.25 per share until 11:59 p.m., New York City time, on August 14, 2009. As of July 20, 2009, approximately 1,625,000 shares of MathStar’s common stock have been tendered and not withdrawn, more than double the number of shares previously tendered to Tiberius.

“We are extending our tender offer to permit shareholders to digest the news announced by the MathStar Board yesterday, that the proposed acquisition of Sajan, Inc., a private language translation company, will result in $5.6 million of MathStar cash to be paid to Sajan shareholders, and that MathStar shareholders will suffer nearly 50% equity dilution, with the MathStar Board proposing to issue 8.8 million additional new shares to Sajan shareholders. In Tiberius’ opinion, this is an extremely poor deal for the MathStar shareholders, and Tiberius’ tender offer at $1.25 per share for all MathStar shares, and Tiberius’ emphasis on maximizing shareholder value, is clearly superior,” said John M. Fife, who along with Robert T. Sullivan is a principal of Tiberius.

Tiberius urges all MathStar shareholders to tender all of their shares as soon as possible prior to the expiration date on August 14, 2009, at 11:59 p.m., New York City Time.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601